Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-172117, 333-188490, 333-210982, 333-227128, 333-228399, 333-231040, 333-236392, 333-248630, and 333-256291) on Form S-8 and (Nos. 333-179574, 333-200187, 333-215090, 333-217497, 333-227127, and 333-228398) on Form S-3 of Lantronix, Inc. of our report dated August 27, 2021, relating to the consolidated financial statements of Lantronix, Inc., appearing in this Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2021.

/s/ Baker Tilly US, LLP

Irvine, California

August 27, 2021